SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: April 13, 2012

ICG Group, Inc.

(f/k/a Internet Capital Group, Inc.)

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2012 Performance Plan

On April 13, 2012, ICG Group, Inc.’s (“ICG’s”) Board of Directors (the “Board”) established the ICG 2012 Performance Plan (the “Performance Plan”). The Performance Plan sets forth specific business goals against which ICG’s executive officers and other employees will be measured for purposes of awarding bonuses for the year ending December 31, 2012. Awards under the Performance Plan can range between zero percent (0%) and two hundred percent (200%) of an individual’s target amount.

ICG’s 2012 goals include quantitative and qualitative goals; eighty percent (80%) of the bonus potential related to ICG goals is tied to the accomplishment of quantitative goals, and twenty percent (20%) of the bonus potential related to ICG goals is tied to the accomplishment of qualitative goals.

The relative weighting of each element of the ICG-specific goals is as follows:

•

Twenty percent (20%) of the potential bonus award is tied to the realization of specified aggregate revenue goals by ICG’s consolidated core companies as of January 1, 2012 (GovDelivery Holdings, Inc., Investor Force Holdings, Inc. and Procurian Inc.);

•	Twenty percent (20%) of the potential bonus award is tied to the achievement of specified aggregate EBITDA goals by those consolidated core companies;

•

Twenty percent (20%) of the potential bonus award is tied to the realization of specified revenue and EBITDA goals for specified ICG companies (Channel Intelligence, Inc., Freeborders, Inc., SeaPass Solutions, Inc. and WhiteFence, Inc.);

•

Twenty percent (20%) of the potential bonus award relates to the deployment by ICG and/or its consolidated core companies of an aggregate of seventy-five million dollars ($75,000,000) in cash and/or securities towards (1) ICG’s acquisition of new and/or additional ownership interests in one or more consolidated core companies and/or (2) the acquisition of one or more new companies by one or more of ICG’s consolidated core companies; and

•

Twenty percent (20%) of the potential bonus is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) improvement in communicating the value of ICG’s underlying assets, (3) enhancement of the ICG brand, (4) development of ICG’s acquisition pipeline, (5) performance and competency of the executives of ICG’s companies and (6) reaction to unforeseen market/business conditions.

Following the end of the 2012 year, the Compensation Committee of the Board (the “Compensation Committee”) will evaluate ICG’s 2012 performance and determine the extent to which the 2012 ICG goals and individual goals were achieved. Based upon that assessment, the Compensation Committee will award bonuses in accordance with the terms of the Performance Plan.

The foregoing description of the Performance Plan does not purport to be complete and is qualified in its entirety by reference to the actual text of the Performance Plan. A copy of the Performance Plan is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment and Restatement of Bylaws

On April 13, 2012, the Board approved and adopted an amendment and restatement of ICG’s existing bylaws (as so amended, the “Amended Bylaws”) to, among other things, provide for a majority voting standard for the election of ICG directors in uncontested elections. Prior to the amendment, ICG’s bylaws provided for the election of directors by a plurality of the votes cast in all elections.

The Amended Bylaws modified Section 2.3 (Election of Directors) of ICG’s existing bylaws to provide that, in an uncontested election, a director nominee will be elected if the votes cast for that nominee’s election exceed the votes cast against that nominee’s election. If, in an uncontested election, (1) a director nominee is not elected, (2) the director nominee is an incumbent director and (3) no successor has been elected at the relevant meeting, the director is required to promptly tender his or her resignation to the Board, subject to the Board’s acceptance of that resignation. The Nominating and Governance Committee of the Board is then required to make a recommendation to the Board as to whether the Board should accept or reject the tendered resignation, or whether other action should be taken. If a director’s resignation is not accepted by the Board, that director will continue to serve for the remainder of the term for which that director has been elected and until that director’s successor has been duly elected and qualified, or until that director’s earlier death, resignation or removal. If a director’s resignation is accepted, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy or may decrease the size of the Board, in each case, in accordance with the Amended Bylaws. Under the Amended Bylaws, a director nominee in a contested election (including an election that was previously contested but is uncontested at the time of the relevant meeting) will be elected by a plurality of the votes cast.

The foregoing description of the changes embodied in the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the actual text of the Amended Bylaws. A copy of the Amended Bylaws is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

3.1	ICG Group, Inc. Second Amended and Restated By-Laws

10.1	ICG 2012 Performance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICG GROUP, INC.

Date: April 13, 2012	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	ICG Group, Inc. Second Amended and Restated By-Laws

10.1	ICG 2012 Performance Plan

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